EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
BlackLine Systems, Inc.	California
BlackLine Intermediate, Inc.	Delaware
BlackLine CV, LLC	Delaware
BlackLine Coop, LLC	Delaware
Runbook Inc.	Delaware
BlackLine Systems Pty Ltd.	Australia
BlackLine Systems, Ltd.	Canada
BlackLine Systems S.a r.l.	France
BlackLine Systems Germany Gmb H	Germany
BlackLine C.V.	Netherlands
BlackLine Coöperatief U.A.	Netherlands
Runbook Company BV	Netherlands
Runbook IP BV	Netherlands
BlackLine International BV	Netherlands
BlackLine Sp. z o.o.	Poland
BlackLine Systems SRL	Romania
BlackLine Systems Pte. Ltd.	Singapore
BlackLine Systems Limited	United Kingdom